UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2010 (February 11, 2010)

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	333-153356 (Commission File Number)	26-2875286 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item

1.01

Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item

2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 11, 2010, Inland Diversified Merrimack Village, L.L.C. (referred to herein as the “Borrower”), a wholly owned subsidiary of Inland Diversified Real Estate Trust, Inc. (referred to herein as “us,” “we,” “our” or the “Registrant”) and the owner of Merrimack Village Center, located in Merrimack, New Hampshire, entered into a loan with Delta Community Credit Union (referred to herein as the “Lender”) for approximately $5.4 million, secured by Merrimack Village Center.  The loan bears interest at a fixed rate equal to 6.5% per annum.  The Borrower is required to make monthly interest-only payments for the first twenty-four months of the term of the loan, and then must make monthly payments of principal and interest, based on a thirty year amortization schedule, until March 1, 2015.  Upon maturity, the Borrower is required to pay the outstanding principal balance of the loan along with any accrued and unpaid interest and any other amounts due and payable.  The Borrower may prepay any or all of the unpaid principal balance of the loan without penalty or premium.

 The loan documents contain customary affirmative, negative and financial covenants, agreements, representations and warranties, including with respect to the environmental aspects of Merrimack Village Center, and borrowing conditions, all as set forth in the documents.  The loan documents also contain various customary events of default, including, among others: failing to pay principal and interest; breaching the representations or warranties contained in the loan documents; and certain bankruptcy events. If an event of default occurs under the loan, then, among other things, the Lender may declare the entire outstanding balance of the loan to be immediately due and payable, including all accrued and unpaid interest.

 In connection with the loan, we have guaranteed the payment of the Borrower’s recourse liabilities.  For purposes of this guaranty, the Borrower’s recourse liabilities are described as the Borrower’s personal liability for losses incurred by the Lender as a result of the Borrower’s non-payment of the loan due to: (1) fraud or intentional misrepresentation by the Borrower or us in connection with obtaining the loan; (2) physical waste of the property; (3) certain insurance proceeds not being applied in accordance with the terms of loan documents; or (4) misappropriation of tenant security deposits and rents collected in advance, or of funds held by the Borrower for the benefit of another party.  Pursuant to this guaranty, the Lender is under no obligation to pursue its rights against the Borrower or any of the Borrower’s collateral before pursuing its rights against us.

Certain of the loan documents are being filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 hereto, each of which is incorporated into this Item 2.03 disclosure by reference.

Item

8.01

Other Events.

On February 10, 2010, our board of directors declared distributions payable to stockholders of record each day beginning on the close of business on March 1, 2010 through the close of business on March 31, 2010.  Distributions will be equal to a daily amount equal to $0.00164384 which if paid each day for a 365-day period, would equal a 6.0% annualized rate based on a purchase price of $10.00 per share.  Distributions declared during the month of March 2010 will be paid no later than April 5, 2010.

We will not use any of the net proceeds from our current offering to fund these distributions.

We intend to continue paying distributions for future periods in the amounts and at times as determined by our board.  We anticipate that the some or all of the monies paid as distributions for March 2010 will be funded from capital contributions that our sponsor, Inland Real Estate Investment Corporation, or “IREIC,” has advised us that it intends to fund if needed.  IREIC will not receive any additional shares of our common stock for making this contribution.  IREIC previously invested $200,000 at the time of our formation; we will not use any of this initial $200,000 contribution to fund distributions.  There is no assurance that IREIC will continue to contribute monies to fund future distributions.

Item

9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.1	Term Loan Promissory Note, made as of February 11, 2010 by Inland Diversified Merrimack Village, L.L.C. for the benefit of Delta Community Credit Union

10.2	Mortgage, dated as of February 11, 2010, by and between Inland Diversified Merrimack Village, L.L.C. and Delta Community Credit Union

10.3	Environmental Indemnity Agreement, made as of February 11, 2010 by Inland Diversified Merrimack Village, L.L.C. in favor of Delta Community Credit Union

10.4	Compliance Agreement, dated as of February 11, 2010, by and between Inland Diversified Merrimack Village, L.L.C. in favor of Delta Community Credit Union

10.5	Limited Guaranty Agreement, made as of February 11, 2010 by Inland Diversified Real Estate Trust, Inc. for the benefit of Delta Community Credit Union

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Date:	February 17, 2010	By:	/s/ Barry L. Lazarus
		Name:	Barry L. Lazarus
		Title	President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Term Loan Promissory Note, made as of February 11, 2010 by Inland Diversified Merrimack Village, L.L.C. for the benefit of Delta Community Credit Union

10.2	Mortgage, dated as of February 11, 2010, by and between Inland Diversified Merrimack Village, L.L.C. and Delta Community Credit Union

10.3	Environmental Indemnity Agreement, made as of February 11, 2010 by Inland Diversified Merrimack Village, L.L.C. in favor of Delta Community Credit Union

10.4	Compliance Agreement, dated as of February 11, 2010, by and between Inland Diversified Merrimack Village, L.L.C. in favor of Delta Community Credit Union

10.5	Limited Guaranty Agreement, made as of February 11, 2010 by Inland Diversified Real Estate Trust, Inc. for the benefit of Delta Community Credit Union

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